KEELEY FUNDS, INC.
FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of the 21st day of December, 2007, to the Custody Agreement, dated April 15, 2005, as amended on August 1, 2005, April 10, 2006, October 1, 2006 and August 15, 2007 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the "Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, effective December 31, 2007, the Keeley Small Cap Value Fund, Inc. is being merged into Keeley Small Cap Value Fund, a newly designated series of Keeley Funds, Inc.; and

WHEREAS, the Company and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANK, N.A.

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name: John L. Keeley, Jr.		Name: Michael R. McVoy

Title: President		Title: Vice President

Exhibit C
to the Keeley Funds, Inc.
Custody Agreement

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small Cap Value Fund

KEELEY Small-Mid Cap Value Fund

KEELEY Mid Cap Value Fund

KEELEY All Cap Value Fund